Exhibit 14.3

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of NUR Macroprinters Ltd. on Form S-8 (File Nos. 333-102288 and 333-92491) filed with the Securities and Exchange Commission pertaining to the 1995 Israel Stock Option Plan, the 1997 Stock Option Plan, the 1998 Non-Employee Director Share Option Plan and the 2000 Stock Option Plan of NUR Macroprinters Ltd. and Form F-3 (File Nos. 333-115826, 333-114428, 333-47842 and 333-92493) of our report dated June 1, 2005 relating to the financial statements of NUR Asia Pacific Limited for the year ended December 31, 2003 with respect to the Consolidated Financial Statements of NUR Macroprinters Ltd., included in its annual report on Form 20-F for the year ended December 31, 2004 filed with the United States Securities and Exchange Commission.

/s/ Grant Thornton

Grant Thornton
Hong Kong

July 14, 2005